Exhibit 10.1
     The following summarizes the current compensation information regarding certain of the issuer’s executive officers. It is intended only to be a summary of existing arrangements and is not intended to provide any additional rights to any officer.
     (e) On March 2, 2009, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Big 5 Sporting Goods Corporation (the “Company”) approved no changes to the annual base salaries for the Company’s executive officers for fiscal 2009. The following table sets forth the annual base salaries for fiscal 2009 for the Company’s Chief Executive Officer, Chief Financial Officer, and each of the Company’s three other most highly compensated executive officers during the fiscal year ended December 28, 2008 (salary information for the prior year is also included for comparison purposes):

NAME AND POSITION	FISCAL YEAR	ANNUAL SALARY
Steven G. Miller	2009	$473,000
Chairman of the Board, President and	2008	$473,000
Chief Executive Officer

Barry D. Emerson	2009	$325,000
Senior Vice President and Chief Financial	2008	$325,000
Officer

Thomas J. Schlauch	2009	$270,000
Senior Vice President, Buying	2008	$270,000

Richard A. Johnson	2009	$244,000
Executive Vice President	2008	$244,000

Gary S. Meade	2009	$209,000
Senior Vice President, General Counsel	2008	$209,000
and Secretary

Also, on March 2, 2009, the Compensation Committee authorized the payment of an annual cash bonus to each of the foregoing executive officers in respect of the year ended December 28, 2008 (fiscal 2008), which amounts were as follows (bonuses previously paid for the prior year are also shown for comparison purposes):

NAME	FISCAL YEAR	BONUS
Steven G. Miller	2008	$250,000
	2007	$500,000

Barry D. Emerson	2008	$110,000
	2007	$175,000

Thomas J. Schlauch	2008	$134,000
	2007	$214,000

Richard A. Johnson	2008	$122,000
	2007	$194,000

Gary S. Meade	2008	$69,000
	2007	$110,000